Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dillard’s, Inc. of our report dated May 30, 2014, on the financial statements of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan appearing in the 2013 Annual Report on Form 11-K of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan.

Crowe Horwath LLP
Oak Brook, Illinois
March 5, 2015